EXHIBIT 10.1

Zhongshan City Weihe Appliances Co., Ltd. and Jiangmen City Jinxinglong Electrical Appliance Co., Ltd. Equity Ownership Transfer Agreement

Party A: Zhongshan City Weihe Appliances Co., Ltd.

Party B: Jiangmen City Jinxinglong Electrical Appliance Co., Ltd.

Party C: All Shareholders of Jiangmen City Jinxinglong Electrical Appliance Co., Ltd.

Party D: Asia Forever Investment Limited

Basic Information about All Parties in the Agreement

1.  Zhongshan City Weihe Appliances Co., Ltd (in the agreement referred as “Party A”, “acquirer” or “Weihe Electronics Appliances”) is a registered and legitimate existence of the limited liability company in Zhongshan City of Guangdong Province. It is mainly engaged in household decorative fans, energy saving lighting and other product development, production and sales. The ultimate shareholder of Zhongshan City Weihe Appliances is a public company “Home System Group”, which is incorporated as a Nevada corporation. Home System Group is currently listed on OTCBB and the ticker is HSYT.

2.  Jiangmen City Jinxinglong Electrical Appliance Co., Ltd. (in the agreement referred as “Party B”, “Jinxinlong Electronics Appliances” or “target company”) is a registered and legitimate existence of the limited liability company in Jiangmen City of Guangdong Province. It is mainly engaged in home appliance development, production, marketing and sales.

3.  Party C is all of the shareholders of Jiangmen City Jinxinglong Electrical Appliance Co., Ltd.(in the agreement referred as “Party C”, “Shareholders of Jinxinglong Electronics Appliances” or “shareholders of Target Company”). Party C holds 100% shares of Jinxinglong Electronics Appliances Co. Ltd. Among them, Jiangmen City Xinhui region Jinhua Metal Surface Decoration Co., Ltd holds 70% shares of Party B; Hongkong Jinhua Electricity Product Co., Ltd holds 30% shares of Party B.

4.  Asia Forever Investment Limited (in the agreement referred as “Party D” or “Rongya Asia Forever”) is a registered and legitimate existence of the limited liability company under the laws of Hongkong.

According to Party A and Party B respective advantages in product manufacture and marketing, in order to lead better cooperation, enhance cooperation and efficiency and improve market competitiveness, all parties reached the following agreement. All parties should follow the agreement in future cooperation.

Article I Acquisition Mode

1.1 Party C agrees to transfer 100% of its shares held (in the agreement referred as “target shares”) in Jinxinglong Electronics Appliances to Party A and Party D with total price $ 15,000,000 (in the agreement referred as “target share price”). After the process of target share transfer, Party A will possess 70% of the shares of Party B and Party D will possess 30% the shares of Party B.

1.2 Party C confirms that Party B’s revenue and net income were approximately $ 20,000,000 and $ 2,500,000, respectively for the twelve months ended May 31, 2010.

1.3 Party B’s revenue and net income should be based on the audit report under US GAAP by PCAOB registered accounting firm which is hired by Party A and Party D. If the audit results show that Party B's actual net income is less than $2,500,000, Party A’s final acquisition price should be adjusted by the percentage of the difference. (If the audit results show that Party B's actual net income is more than $2,500,000, the acquisition price will be maintained unchanged.)

Article II Payment Method

2.1 First Installment: 5% of the target share price will be paid to Party C by Party A and Party D within 5 business days upon agreement effective date.

2.2 Second Installment: 15% of the target share price will be paid to Party C by Party A and Party D within 5 business days after completion of transfer of business registration process of target shares.

2.3 Third Installment: 20% of the target share price will be paid to Party C by Party A and Party D within 5 business days upon the completion of financial audit of Jinxinglong.

2.4 Fourth Installment: 30% of the target share price will be paid to Party C by Party A and Party D within 5 business days upon the completion of audit on financials of fiscal year 2010 of Jinxinglong.

2.5 Final Installment: final 30% of the target share price will be paid to Party C by Party A and Party D by December 31, 2011.

Article III Covenants

3.1 Party C Covenants

1.
Party C guarantee that all documents are signed voluntarily and therefore acquire by legal authorization. And all documents signed do not against following documents: constitution of Party B; Any important contract which involved Party B or Party C; Any relevant law and administrative regulation.

2.	Party C has the complete right of possession and the complete right of treatment of the target share.

3.	The Company shall not, and (as applicable) shall not permit any of its Subsidiaries to:

(1) Incur, assume or pre-pay any indebtedness for borrowed money or enter into any agreement to incur, assume or pre-pay any indebtedness for borrowed money.

(2) Establish any property mortgage; encumber guarantees or any of third-party interests or provide security for others.

(3) Make or forgive any loans, advances or capital contributions to, guarantees for the benefit of, or investments in, any party, other than loans between or among the Company and any of its Subsidiaries.

(4) Change any of the material policies, practices or procedures in the contract is not allow unless agreement has been made between parties.

(5) Make any substantive changes within the management team and employees that may cause significant impact on the company.

(6) Conduct any abnormal business purposes or enter into any substantive contract or capital commitments.

(7) Declare, set aside or pay any dividends on (whether in cash, stock or property), or make any other distributions in respect of any of its capital stock.

(8) Change company’s basic business.

(9) Make any substantive purchases of any type of non-cash assets.

(10) Make any substantive changing company’s investment plan, or

(11) Make any other possible behaviors or actions might cause above-mentioned items.

4. After the effective date of the contract, any type of debt that is found or occurred before the agreement, and has not been notify to Party A and Party D prior to the agreement, Party C will be responsible for the debt.

5. Party B and its subsidiary (if) do not have any incomplete lawsuit or any other legal action. If any incomplete lawsuit or legal action hasn’t been notified to the Party A and Party D before the agreement has been made, Party C is fully responsible for it.

3.2 Party A and Party D Covenants

1. Party A and Party D is a legally established and validly existing limited company, with all the necessary capacity to provide civil rights and power and perform all obligations of this agreement and responsibility.

2. The signing of this agreement and have been or will be fulfilled with all the necessary authorization without violating the constitution of Party A and Party D.

Article 4 Liability for Breach of Covenant

4.1 All parties are prohibited by cheating, intimidating or any other illegal behavior. Party who conduct such behaviors will be held responsibility and shall compensate the losses of other parties.

4.2 Party A and Party D shall pay the overdue loans over the same period by the bank rate of interest if they are not able to pay the target share price on time.

Article 5 Law Applicability and Effect of the agreement

5.1 The Agreement applies to the laws of Guangdong Province, People's Republic of China.

5.2 This Agreement will be immediate effect after sealed and signed by all parties.

(Below of the agreement is blank.)

(This page is signing page)

Party A:

Party B:

Party C:

Party D:

The agreement signing date: July 15th, 2010

The agreement signing location: Zhongshan City, Guangdong Province, China